Exhibit 10.2
NOTICE OF SPECIAL RESTRICTED STOCK UNIT AWARD

Name:[Associate Name]
ID: [EEID]

Restricted Stock Unit Grant
A restricted stock unit award for [Grant Amount] units was granted to you on [Grant Date] (“Grant Date”). Each restricted stock unit shall at all times be deemed to have a value equal to the then-current fair market value of one share of J. C. Penney Company, Inc. Common Stock of 50¢ par value (“Common Stock”). This grant is subject to all the terms, rules, and conditions of the J. C. Penney Company, Inc. 2005 Equity Compensation Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee of the JCPenney Board of Directors. In the event of a change in the capitalization of the Company or other similar event, the number of restricted stock units granted to you shall be adjusted as provided in the Plan.

The restricted stock unit award shall vest [Vesting Schedule] provided you are still actively employed on the vesting date with no interruption of employment with the Company. The shares to be received upon vesting of your restricted stock units, including in connection with termination of your employment as described below, shall be delivered to you as soon as practicable but in no event later than two and one-half months following the close of the year in which vesting occurs.

You shall be credited with a quarterly distribution of an amount equivalent to the dividend declared on Common Stock on the restricted stock units until such time as the units are converted to shares of Common Stock. Any such dividends shall be converted into a number of additional restricted stock units equal to the aggregate dividend which would have been paid with respect to the number of restricted stock units then credited to you under this grant divided by the closing price of the Common Stock on the New York Stock Exchange on the day on which such dividends are paid. Any such additional restricted stock units shall vest at the same time as the restricted stock units granted hereunder.

Employment Termination
If your employment terminates due to retirement, Disability, death or reduction in force/unit closing prior to the vesting date, you shall be entitled to a prorated number of restricted stock units. The proration shall be based on the ratio of (a) the number of calendar days from the date of grant to the effective date of termination to (b) the total number of calendar days in the vesting period. Any remaining restricted stock units shall expire on such employment termination. The beneficiary listed on your JCPenney Company Equity Compensation beneficiary designation form shall receive the vested shares covered by the restricted stock unit award in the case of termination of employment due to death.

If your employment terminates due to an Involuntary Termination under, and as defined in the Executive Termination Pay Agreement, any outstanding restricted stock units shall immediately vest and be payable in shares of JCPenney Common Stock, subject to (a) the execution and delivery prior to the Involuntary Termination of a release in such form as may be required by the Company and (b) the expiration of the applicable revocation period for such release.

If your employment terminates for any reason other than those specified above, any unvested restricted stock units shall be cancelled on the effective date of termination.

Taxes and Withholding
At the time the restricted stock units vest, the fair market value of the shares on the vesting date (the closing price of the Common Stock on the NYSE, or if the Common Stock does not trade on such date, the closing price reported in the composite transaction table on the last trading date immediately preceding such date) multiplied by the number of vested shares shall be included as income on your W-2 form and the Company shall be required to withhold applicable taxes on such shares. The Company shall collect any withholding taxes due by retaining and canceling the number of vested shares equal to the value of the required minimum tax withholding.

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Transferability
The restricted stock unit granted hereunder is non-transferable.

Effect on Other Benefits
The value of the shares covered by the restricted stock unit award shall not be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to Company associates.

Change of Control
The restricted stock unit award vests immediately without regard to the vesting dates listed above upon a Change of Control of the Company (as defined in Attachment A).

Administration
The Human Resources and Compensation Committee of the Company’s Board of Directors has full authority and discretion to decide all matters relating to the administration and interpretation of the Plan and this award and all such Committee determinations shall be final, conclusive, and binding.

Attachment A

A Change of Control Event shall have occurred if there is a change of ownership, a change of effective control, or a change in ownership of a substantial portion of the assets of the Company (as “Company” is defined in the J. C. Penney Company, Inc. 2005 Equity Compensation Plan).

1.
Change of ownership occurs on the date that a person or persons acting as a group acquires ownership of stock of the Company that together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

2.
Notwithstanding whether the Company has undergone a change of ownership, a change of effective control occurs (a) when a person or persons acting as a group acquires within a 12-month period 35 percent of the total voting power of the stock of the Company or (b) a majority of the Board of Directors is replaced within 12 months if not previously approved by a majority of the members. A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control Event, i.e. multiple change in control events.

3.
Change in ownership of a substantial portion of the Company’s assets occurs when a person or persons acting as a group acquires assets that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all assets of the Company immediately prior to the acquisition. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to -

(i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or
(iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

Persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time, or as a result of the same public offering. However persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.

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